Exhibit 99.(a)(1)(F)

OFFER TO PURCHASE FOR CASH

by Sunstone Hotel Investors, Inc.

of

Up to 6,200,000 Shares of its Common Stock

At a Per Share Purchase Price Not Less Than $18.65 nor Greater Than $21.15

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 27, 2008, UNLESS THE OFFER IS EXTENDED.

June 2, 2008

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 2, 2008 (“Offer to Purchase”), and the related Letter of Transmittal for the offer by Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), to purchase for cash up to 6,200,000 shares of its Common Stock, par value $0.01 per share, at a per share price not less than $18.65 nor greater than $21.15, net to the seller in cash, less any applicable withholding taxes and without interest. The Offer also constitutes an offer to purchase the Company’s Series C Cumulative Convertible Redeemable Preferred Stock (the “Series C Preferred”), as required pursuant to the terms of the purchase agreement relating to such Series C Preferred. The Series C Preferred is held by one investor and is currently convertible at the rate of one share of Common Stock for each share of Series C Preferred. Any shares of Series C Preferred purchased in the Offer will be purchased based on the shares of Common Stock underlying such Series C Preferred at the same Purchase Price per share as paid for any other Common Stock purchased in the Offer. Unless the context requires otherwise, all references in this letter to “shares” refer to shares of Common Stock and, with respect to the Series C Preferred Stock, shall include the shares of Common Stock underlying such Series C Preferred.

Sunstone will select the lowest purchase price between $18.65 and $21.15 that will allow it to purchase 6,200,000 shares (the “Purchase Price”), or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. All shares purchased in the tender offer will be purchased at the same price.

Sunstone’s offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase and in the related Letter of Transmittal which, together, as they may be amended and supplemented from time to time, constitute the “Offer.”

Upon the terms and subject to the conditions of the Offer, only shares validly tendered at prices equal to or below the Purchase Price and not validly withdrawn will be eligible for purchase under the Offer. However, because of the “odd lot” priority, the proration and the conditional tender provisions described in the Offer to Purchase, even if a stockholder validly tenders shares at or below the Purchase Price, all of the shares tendered may not be purchased if more than 6,200,000 shares are validly tendered. All shares tendered and not purchased, including shares tendered at prices above the Purchase Price and shares not purchased because of “odd lot” priority, proration or the conditional tender procedures, will be returned at Sunstone’s expense promptly following the expiration of the Offer.

Sunstone reserves the right, in its sole discretion, to purchase more than 6,200,000 shares pursuant to the Offer, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if more than 6,200,000 shares are validly tendered at prices equal to or below the purchase price and not validly withdrawn, Sunstone will purchase, subject to “odd lot” priority and the conditional tender procedures described in Sections 1 and 6 of the Offer to Purchase, shares validly tendered at prices equal to or below the purchase price and not validly withdrawn, on a pro rata basis with appropriate rounding adjustments to avoid purchases of fractional shares.

A tender of your shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your shares held by us for your account.

Accordingly, please use the attached “Instruction Form” to instruct us as to whether you wish us to tender any or all of the shares we hold for your account upon the terms and subject to the conditions of the tender offer and the price at which you wish any such shares to be tendered.

WE CALL YOUR ATTENTION TO THE FOLLOWING:

1.	You may tender shares at prices not less than $18.65 per share nor in excess of $21.15 per share as indicated in the attached Instruction Form, net to you in cash, less any applicable withholding taxes and without interest. If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box captioned “Shares Tendered at Price Determined Pursuant to the Offer” on the Instruction Form. For purposes of calculating the Purchase Price, shares tendered at the Purchase Price determined in the Offer will be deemed tendered at $18.65. Note that this election may lower the Purchase Price for all shares purchased in the Offer and could result in the tendered shares being purchased at the minimum Purchase Price of $18.65.

2.	The Offer is not conditioned on the receipt of financing or on a minimum number of shares being tendered. The Offer is, however, subject to other conditions described in the Offer to Purchase.

3.	The offer, proration period, and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, June 27, 2008 unless Sunstone extends the Offer.

4.	The offer is for up to 6,200,000 shares. These shares constitute approximately 11% of the shares outstanding as of May 30, 2008 (or approximately 10% when considered together with the shares issuable upon conversion of the Series C Preferred).

5.	Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Information Agent or the Depositary or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the sale of shares pursuant to the Offer. A tendering stockholder who holds securities with a stockholder’s broker may be required by the broker to pay a service charge or other fee.

6.	If you beneficially hold an aggregate of fewer than 100 shares, and you instruct us to tender on your behalf all of your shares at or below the Purchase Price before the expiration time and check the box captioned “Odd Lots” in the attached Instruction Form, Sunstone, upon the terms and subject to the conditions of the Offer, will accept all of those shares for purchase before proration, if any, of the purchase of other shares validly tendered at or below the Purchase Price.

7.	If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each portion of your shares. You cannot instruct us to tender the same shares (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price.

8.	The Board of Directors of Sunstone has approved the Offer. However, none of Sunstone or its Board of Directors or the Dealer Manager, the Information Agent or the Depositary makes any recommendation to stockholders as to whether they should tender or refrain from tendering their shares or as to the price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered. Each of Sunstone’s directors and executive officers has advised Sunstone that he or she does not intend to tender any shares owned by him or her in the Offer.

9.	If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form.

10.	We intend to withhold tax on the payment of the Purchase Price to non-United States persons. You should consult with your tax advisors with respect to your particular situation and the tax consequences of participating in the Offer.

Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the Offer.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky, or other laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Sunstone by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Instruction Form

Instructions for tender of shares of Sunstone Hotel Investors, Inc.

This Instruction Form is submitted to you in connection with the offer to purchase for cash by Sunstone Hotel Investors, Inc. (“Sunstone”) up to 6,200,000 shares of its common stock upon the terms and subject to the conditions set forth in its Offer to Purchase, dated June 2, 2008 and the related Letter of Transmittal. This will instruct you to tender to Sunstone, on our behalf, the number of shares indicated below which are beneficially owned by us but registered in your name, upon the terms and subject to the conditions of the Offer.

NUMBER OF SHARES TO BE TENDERED:                              SHARES.

THE UNDERSIGNED INSTRUCTS YOU TO TENDER SHARES AS FOLLOWS (CHECK ONLY ONE BOX):
(1) SHARES TO BE TENDERED AT PRICE DETERMINED BY STOCKHOLDER (SEE INSTRUCTION 5 TO THE LETTER OF TRANSMITTAL)

By checking ONE of the following boxes below INSTEAD OF THE BOX UNDER “Shares to be Tendered at Price Determined Pursuant to the Offer,” the undersigned hereby instructs you to tender at the price checked the shares to which this Instruction Form relates. This action could result in none of the shares being purchased if the Purchase Price for the shares is less than the price checked below.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE TO BE TENDERED
☐ $18.65
☐ $18.90
☐ $19.15
☐ $19.40
☐ $19.65
☐ $19.90
☐ $20.15
☐ $20.40
☐ $20.65
☐ $20.90
☐ $21.15
OR
(2) SHARES TO BE TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER (SEE INSTRUCTION 5 TO THE LETTER OF TRANSMITTAL)

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Price (in Dollars) Per Share at which Shares are to be Tendered,” the undersigned hereby instructs you to tender shares at the Purchase Price, as the same shall be determined in accordance with the terms of the Offer.

☐        The undersigned wants to maximize the chance of having the Company purchase all of the shares the undersigned hereby instructs be tendered (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes above, the undersigned hereby instructs that shares be tendered at, and is willing to accept, the Purchase Price determined in accordance with the terms of the Offer. This action could result in receiving a price per share as low as $18.65.

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID TENDER OF SHARES.

Instruction Form

(continued)

ODD LOTS
(See Instruction 14 to the Letter of Transmittal)
To be completed only if the undersigned owns, beneficially or of record, an aggregate of fewer than 100 shares. The undersigned either (check one box):

☐        Is the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are hereby instructed to tendered; or

☐        Is a broker, dealer, commercial bank, trust company, or other nominee that (a) is instructing that shares be tendered for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is instructing that all of such person’s shares be tendered.

CONDITIONAL TENDER
(See Instruction 13 to the Letter of Transmittal)

You may condition our tender of your shares upon the Company purchasing a specified minimum number of the shares tendered. See Section 6 of the Offer to Purchase. Unless at least that minimum number of shares the undersigned indicates below is purchased by the Company pursuant to the terms of the Offer, none of the shares tendered will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased and you are urged to consult your tax advisor with respect to your particular situation. Unless this box has been checked and a minimum specified, your instruction to tender will be deemed unconditional.

☐        The minimum number of shares that must be purchased, if any are purchased, is:                              shares.

If, because of proration, the minimum number of shares will not be purchased, Sunstone may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have instructed that all of your shares be tendered and checked the appropriate box below:

☐ The shares to be tendered pursuant to this Instruction Form represent all the shares of common stock held by the undersigned.

Sign here:

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Date:

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